INVESTMENT SUBADVISORY AGREEMENT

Agreement made effective as of the 30th day of April, 2007 between Capital Mortgage Management, Inc., a Delaware corporation (“Manager”), and Richmond Capital Management, Inc., a Virginia corporation (“Subadviser”).

WHEREAS, the Manager has entered into a Management Agreement dated October 17, 1997, as subsequently amended, with the Builders Fixed Income Fund, Inc. (the “Fund”), an open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, the Manager wishes to retain the Subadviser as subadviser to furnish certain investment advisory services to the Manager for the benefit of the existing and future portfolios of the Fund as the Manager and the Subadviser shall agree upon (collectively, the “Portfolios”) in connection with the Manager’s management of the Portfolios, and the Subadviser is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. Appointment. Manager hereby retains the Subadviser as its subadviser for the Fund and any future Portfolio(s) of the Fund as the Manager and the Subadviser shall agree upon for the period and on the terms set forth in this Agreement. Subadviser accepts such appointment and agrees to render the services to the Manager for the benefit of the Portfolios herein set forth, for the compensation provided herein. In the performance of its duties, the Subadviser will act in the best interests of the Portfolios, and will comply with (a) applicable laws and regulations including, but not limited to, the 1940 Act, (b) the terms of this Agreement, (c) the Fund’s Articles of Incorporation, By-Laws and currently effective registration statement under the 1940 Act and the Securities Act of 1933, as amended (the “Registration Statement”), (d) the stated investment objective, policies and restrictions of each applicable Portfolio, and (e) such other guidelines as the Board of Directors of the Fund (the “Board”) reasonably may establish in writing.

The Manager agrees to provide to the Subadviser current and effective copies of the Fund’s prospectus and statement of additional information as filed on Form N-1A with the Securities and Exchange Commission. The Manager further agrees to provide the Subadviser with notice prior to a proposed change in any of the Fund’s investment objectives, policies or restrictions.

2.	Duties as Investment Subadviser.

(a)
Subject to the supervision of the Board and the Manager, the Subadviser will provide a continuous investment program for each Portfolio, including investment research and management with respect to all securities, investments and cash equivalents in each Portfolio consistent with the Fund’s prospectus and statement of additional information. The Subadviser will determine from time to time what securities and other investments will be purchased, retained or sold by each Portfolio for which Subadviser has discretion. The Subadviser will exercise full discretion and act for each Portfolio in the same manner and with the same force and effect as such Portfolio itself might or could do with respect to purchases, sales, or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions.

(b)
The Subadviser will place orders pursuant to its investment determinations for each Portfolio either directly with the issuer or through brokers or dealers. In the selection of brokers or dealers and the placement of orders for the purchase and sale of investments for the Portfolios, the Subadviser shall use its best efforts to obtain for the Portfolios the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services to the extent permitted by Section 28(e) of the Securities Exchange Act of 1934 and applicable SEC guidance. In using its best efforts to obtain the most favorable price and execution available, the Subadviser, bearing in mind the Portfolio’s best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. The Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Portfolio to pay a broker or dealer that provides brokerage and research services to the Subadviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Subadviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Subadviser’s overall responsibilities with respect to the Portfolios and to other clients of the Subadviser as to which it exercises investment discretion. The Subadviser may place portfolio transactions with brokers or dealers that promote or sell the Fund’s shares so long as such placements are made pursuant to policies approved by the Board that are designed to ensure that the selection is based on the quality of the broker or dealer’s execution and not on its sales efforts. In no instance will portfolio securities of the Fund be purchased from or sold to the Subadviser, Manager, the Fund’s distributor or any affiliated person of the foregoing persons.

(c)
The Subadviser will be responsible for periodically determining the interest rates and discount points for mortgages originated by financial institutions and other mortgage lenders who participate in the ProLoan Program (as described in the Registration Statement) pursuant to the terms of a ProLoan Master Agreement between the Fund and each participating lender. The Manager will coordinate with home builders and local building trade unions to ensure that residential homes are eligible to be included in the ProLoan program. The Manager also will provide regular status reports to the Subadviser on ProLoans originated by mortgage lenders participating in the ProLoan program and the lenders’ progress in submitting pools of mortgage loans to GNMA, FNMA or FHLMC, for the appropriate government agency’s guarantee and to be securitized by the government agency. The Subadviser will have sole discretion to grant extensions of time or waive extension fees due from borrowers who are locked into a forward interest rate commitment provided by the Fund through the ProLoan Program.

(d)
The Subadviser will cause its portfolio manager responsible for managing the Fund’s investment portfolio to meet with the Manager and the Board at least quarterly and will provide the manager and the Board on a regular basis with economic and investment analyses and reports and make available to the manager upon request any economic, statistical and investment services normally available to institutional or other customers of the Subadviser.

(e)
The Subadviser will be responsible for voting proxies with respect to securities held by the Fund and reporting the Fund’s proxy voting record to the Fund’s administrator in the form required by the Securities and Exchange Commission (“SEC”) or its staff on Form N-PX.

3. Services Not Exclusive. The services furnished by the Subadviser hereunder are not to be deemed exclusive and the Subadviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby. It is understood that the Subadviser shall not have any obligation to purchase or sell or to recommend for purchase or sale, on behalf of the Fund, any security which the Subadviser or its principals may purchase or sell for their accounts or for the account of any other client.

4. Compensation. For the services provided and the expenses assumed pursuant to this Agreement with respect to a Portfolio, the Subadviser shall receive an annual subadvisory fee as set forth on Schedule A. The subadvisory fee shall be accrued daily and paid monthly by a Portfolio at the direction of the Manager. If this Agreement becomes effective or terminates with respect to a Portfolio before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such period bears to the full month in which such effectiveness or termination occurs.

5. Limitation of Liability of the Subadviser. The Subadviser shall not be liable for any error of judgement or mistake of law or for any loss suffered by any Portfolio in connection with the matters to which this Agreement related except a loss resulting from the willful misfeasance, bad faith or negligence on the Subadviser’s part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Further, it is understood and agreed by the Manager that the Subadviser does not in any way guarantee the Fund from loss or depreciation, nor does the Subadviser guarantee any minimum performance by the Fund. In this regard, the Manager agrees to indemnify, release, hold and save the Subadviser, its principals, agents, servants and employees, free and harmless from any and all claims, costs and expenses (including without limitation, attorneys’ fees, court costs and damages), arising directly or indirectly out of this Agreement, and the limited agency relationship created by this Agreement, when the Subadviser is acting pursuant to the expressed or implied directions of the current Registration Statement. This indemnification provision shall not apply where there has been a finding by an arbitrator or a court of competent jurisdiction that the Subadviser, its principals, agents, servants or employees have engaged in: (i) fraud, willful misfeasance or bad faith, (ii) intentional unlawful acts or omissions not expressly or impliedly permitted by the current Registration Statement, and (iii) acts of gross negligence or reckless disregard of the Subadviser’s duties under this Agreement. This indemnification provision shall not act as a waiver of, or be deemed to limit in any way, (i) the obligations of the Subadviser under federal or state securities laws (including, specifically, laws relating to the regulation of investment advisors); (ii) or any fiduciary obligation owed by the Subadviser to the Manager or the Fund under applicable laws.

6.	Duration and Termination.

(a)
As used in this Agreement, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the meanings given to them by Section 2(a)(4) and 2(a)(42), respectively, of the 1940 Act. This Agreement shall terminate automatically in the event of its assignment, or upon termination of the Management Agreement between the Fund and the Manager. This agreement may be terminated at any time, without the payment of any penalty, (i) with respect to the Fund, by the Board of Directors of the Fund, or by vote of a majority of the outstanding voting securities of the Fund, or by the manager on not less than 30 or more than 60 days’ written notice addressed to the Subadviser at its principal place of business; and (ii) by the Subadviser, without the payment of any penalty, on not less than 120 days written notice addressed to the Manager at the Manager’s principal place of business.

(b)
This Agreement shall take effect on the date set forth above, and shall remain in force for a period of two (2) years from such date, and from year to year thereafter, subject to annual approval by: (i) the Board; or (ii) a vote of a “majority of the outstanding voting securities” of the Fund (as defined in the 1940 Act); provided that in either event continuance is also approved by a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of the Subadviser or the Fund, by a vote cast in person at a meeting called for the purpose of voting such approval.

(c)
Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the U.S. courts or in the absence of any controlling decision of any such court, by the SEC or its staff. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is revised by rule, regulation, order or interpretation of the SEC or its staff, such provision shall be deemed to incorporate the effect of such rule, regulation, order or interpretation.

7. Advertising. Neither party will use any advertising that refers to the other party or its affiliates without the prior consent of such party.

8. Amendment of This Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

9. Governing Law. This Agreement shall be construed in accordance with the 1940 Act and the laws of the State of Missouri, without giving effect to the conflicts of laws principles thereof.

10. Notice. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

To the Manager:                  Capital Mortgage Management, Inc.
218 Henry Avenue
Manchester, MO 63011
Attention: John W. Stewart
(636) 207-0160

With a copy to:                    Thompson Coburn LLP
One US Bank Plaza
St. Louis, MO 63101
Attention: Dee Anne Sjogren, Esq.
(314) 552-6295

To the Subadviser:  Richmond Capital Management
10800 Midlothian Turnpike, Suite 217
Richmond, VA 23235
Attention: Patton Roark, Jr., CFA

11. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

12. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

13. Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

14. Arbitration. If a dispute arises out of or relates to this Agreement, or the breach thereof, and if said dispute cannot be settled through direct discussions, the parties agree that any controversy or claim arising out of or relating to this Agreement or the breach thereof, or involving the construction or application of any of the terms, covenants or conditions of this Agreement, will upon the written request of one party served on the other, be settled by arbitration to be held in St. Louis, Missouri in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

15.  Receipt of Form ADV Part II. The Manager acknowledges receipt of the Subadvisor’s Disclosure Statement (ADV Part II) as required by Rule 204-3 under the Investment Advisors Act of 1940. The Manager can terminate the Agreement without penalty within five business days after entering into the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

CAPITAL MORTGAGE MANAGEMENT,
INC.

By:_________________________________
John W. Stewart, President

RICHMOND CAPITAL MANAGEMENT,
INC.

By: ___________________________________
Patton H. Roark, Jr., Principal

Schedule A
to the
Subadvisory Agreement
by and between
Capital Mortgage Management, Inc.
and
Richmond Capital Management, Inc.

FEE SCHEDULE

Name of Portfolio

Builders Fixed Income Fund

Average Daily Net Assets     Subadvisory Fee

Up to and including $750 million                                            0.150%

Over $750 million                                                                       0.145%